Free Writing Prospectus No. 872 Registration Statement No. 333-156423 Dated July 7, 2011 Filed Pursuant to Rule 433

Morgan Stanley Market-Linked Securities
Linked to the Dow Jones Industrial AverageSM due July 10, 2014

Investment Description
Morgan Stanley Market-Linked Securities (the “Securities”) Linked to the Dow Jones Industrial AverageSM are unsubordinated, unsecured debt securities issued by Morgan Stanley linked to the performance of the Dow Jones Industrial AverageSM (the "underlying index"). If the index return is positive over the term of the Securities, Morgan Stanley will pay you at maturity the principal amount plus a return based on 100% participation in the positive return of the underlying index up to an index return of 31%, resulting in a maximum payment amount of $13.10 per Security.  If the index return is negative over the term of the Securities, Morgan Stanley will pay you at maturity an amount that is less than the principal amount for a loss proportionate to the first 10% decline in the underlying index, resulting in a minimum payment amount of $9.00 per Security.  Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose up to 10% of the stated principal amount of the Securities. Morgan Stanley will repay at least 90% of the principal amount only if you hold the Securities to maturity.  Any payment on the Securities, including the minimum payment amount, is subject to the creditworthiness of Morgan Stanley. If Morgan Stanley were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates*
❑   Growth Potential — The Securities provide full exposure to the positive performance of the Dow Jones Industrial AverageSM up to 31%, resulting in a maximum payment amount of $13.10 per Security. If the index return is positive over the term of the Securities, Morgan Stanley will pay you at maturity the principal amount plus a return based upon the percentage increase in the closing level of the underlying index, subject to the maximum payment amount.

❑   Limited Downside Market Exposure at Maturity — Investors in the Securities have 1 to 1 downside exposure to the first 10% decline in the underlying index over the term of the Securities, which could result in a loss of up to 10% of the principal amount. If you hold the Securities to maturity, Morgan Stanley will repay at least the minimum payment amount equal to 90% of your principal amount.  Any payment on the Securities, including the minimum payment amount, is subject to the creditworthiness of Morgan Stanley.
	Pricing Date Original Issue Date Determination Date** Maturity Date**	July 7, 2011 July 12, 2011 July 7, 2014 July 10, 2014

*Expected. See page 4 for additional details.
**Subject to postponement in the event of a market disruption event or non-index business days. See “—Description of Equity-Linked Securities—market disruption event” and “—Summary—Postponement of maturity date” in the accompanying prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES.  THE SECURITIES DO NOT GUARANTEE THE FULL REPAYMENT OF YOUR PRINCIPAL AMOUNT.  YOU MAY LOSE UP TO 10% OF YOUR PRINCIPAL AMOUNT AND RECEIVE ONLY 90% OF YOUR PRINCIPAL AMOUNT AT MATURITY.  THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER RISK FACTORS BEGINNING ON PAGE S-17 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering
These preliminary terms relate to Market-Linked Securities Linked to the Dow Jones Industrial AverageSM.  The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.  The initial index value of the underlying index will be determined on the pricing date.

Underlying Index	Maximum Payment Amount	Minimum Payment Amount	Initial Index Value	Participation Rate	CUSIP	ISIN
Dow Jones Industrial AverageSM	$13.10 per Security	$9.00 per Security	•	100%	61760E119	US61760E1192
See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this free writing prospectus.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley
Per Security	$10.00	$0.125	$9.875
Total	$•	$•	$•
(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1.25% for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 13 of this free writing prospectus.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 13 of this free writing prospectus.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated September 21, 2010:
http://www.sec.gov/Archives/edgar/data/895421/000095010310002736/dp19268_424b2.htm

t	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Market-Linked Securities that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated December 23, 2008 and the Morgan Stanley prospectus supplement dated September 21, 2010, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

Investor Suitability

The Securities may be suitable for you if:	The Securities may not be suitable for you if:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 10% of your investment.

♦    You can tolerate a loss of up to 10% of your investment and are willing to make an investment that has 1 to 1 downside exposure to the first 10% decline in the underlying index.

♦    You understand and accept that your payment at maturity is limited to the maximum payment amount of $13.10 per Security and that any increase in the final index value over the initial index value by more than 31% will not further increase the return on the Securities.

♦    You believe that the underlying index will appreciate over the term of the Securities and that the percentage appreciation is unlikely to exceed 31%.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may cause the market value of the Securities to decline below the price you paid for your Securities.

♦    You do not seek current income from your investment and are willing to forgo dividends paid on any of the constituent stocks of the underlying index.

♦    You are willing to hold the Securities to maturity, a term of 3 years, and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you including the minimum payment amount.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 10% of your investment.

♦    You cannot tolerate a loss of up to 10% of your investment and are unwilling to make an investment that has 1 to 1 downside exposure to the first 10% decline in the underlying index.

♦    You seek an investment that has unlimited return potential without a cap on appreciation.

♦    You believe that the level of the underlying index will decline over the term of the Securities, or you believe the underlying index will appreciate over the term of the Securities by more than 31%.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may cause the market value of the Securities to decline below the price you paid for your Securities.

♦    You seek current income from this investment or prefer to receive the dividends paid on the constituent stocks of the underlying index.

♦    You are unable or unwilling to hold the Securities to maturity, a term of 3 years, or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Morgan Stanley for all payments under the Securities, including the minimum payment amount.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this free writing prospectus and the more detailed “Risk Factors” beginning on S-17 of the accompanying prospectus supplement for risks related to an investment in the Securities.

Indicative Terms		Investment Timeline
Issuer	Morgan Stanley

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. THE SECURITIES DO NOT PAY INTEREST. YOU MAY RECEIVE LITTLE OR NO RETURN OR SUFFER A LOSS OF UP TO 10% OF YOUR INVESTMENT IN THE SECURITIES.  MORGAN STANLEY WILL REPAY AT LEAST 90% OF THE STATED PRINCIPAL AMOUNT ONLY IF YOU HOLD THE SECURITIES TO MATURITY. ANY PAYMENT ON THE SECURITIES, INCLUDING THE MINIMUM PAYMENT AMOUNT, IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY. IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT

Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 3 years
Underlying Index	Dow Jones Industrial AverageSM
Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment at maturity linked to the performance of the underlying index during the term of the Securities.

If the index return is greater than zero, Morgan Stanley will pay you an amount equal to:

$10 + supplemental redemption amount, subject to the maximum payment amount of $13.10 per Security

If the index return is zero or negative, Morgan Stanley will pay you an amount equal to:

$10 × (final index value/initial index value), subject to the minimum payment amount of $9.00 per Security

You will be exposed to the first 10% decline in the underlying index and could lose up to 10% of your principal amount.

Supplemental Redemption Amount	$10 × index return × participation rate (up to a maximum return of 31%)
Participation Rate	100%
Index Return	final index value – initial index value initial index value Please note that the prospectus supplement refers to this concept as the "index percent change".
Maximum Payment Amount	$13.10 per Security
Minimum Payment Amount	$9.00 per Security (90% of the stated principal amount)
Initial Index Value	The index closing value on the pricing date.
Final Index Value	The index closing value on the determination date.
Determination Date	July 7, 2014, subject to postponement in the event of a market disruption event or non-index business days
Maturity Date	July 10, 2014, subject to postponement in the event of a postponement of the determination date
CUSIP / ISIN	61760E119 / US61760E1192
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section in the accompanying prospectus and the accompanying prospectus supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
The Securities provide for a minimum payment amount of only 90% of principal and you may lose up to 10% of your investment—The terms of the Securities differ from those of ordinary debt securities in that the Securities provide for a minimum payment amount of only 90% of the principal at maturity.  Investors have 1 to 1 downside exposure to the first 10% decline in the underlying index over the term of the Securities.  If the underlying index has depreciated over the term of the Securities, Morgan Stanley will pay you an amount in cash that is less than the $10 stated principal amount of each Security by an amount proportionate to the first 10% decrease in the value of the underlying index, resulting in a minimum payment amount of $9.00 per Security (90% of the stated principal amount).

♦	No interest payments – Morgan Stanley will not make any periodic interest payments with respect to the Securities.

♦
The appreciation potential of the Securities is limited by the maximum payment amount – The appreciation potential of the Securities is limited by the maximum payment amount of $13.10 per Security.  Therefore, the Securities provide full upside exposure to the underlying index up to 31% and any increase in the final index value over the initial index value by more than 31% will not further increase the return on the Securities.

♦
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Securities – Investors are dependent on our ability to pay all amounts due on the Securities at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦
Minimum payment amount applies only at maturity – You should be willing to hold your Securities to maturity.  If you are able to sell your Securities in the secondary market, you may have to sell them at a price less than 90% of the stated principal amount.  You will only receive the benefit of the minimum payment amount of $9.00 per Security from Morgan Stanley at maturity, subject to its creditworthiness.

♦
Participation rate applies only if you hold the Securities to maturity – You should be willing to hold the Securities to maturity.  If you are able to sell your Securities in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the Securities themselves, and the return you realize may be less than the return of the underlying index even if such return is positive.  You will only receive the benefit of the 100% participation rate in any positive index returns from Morgan Stanley at maturity.

♦
Equity market risk — The return on the Securities may be directly linked to the performance of the underlying index and indirectly linked to the value of the stocks comprising the underlying index.  The level of the underlying index can rise or fall sharply due to factors specific to the underlying index or any of the constituent stocks of the underlying index, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility, interest rates and economic and political conditions.

♦
Morgan Stanley cannot control actions by the sponsor of the underlying index and the sponsor of the underlying index has no obligation to consider your interests — Morgan Stanley and its affiliates are not affiliated with CME Group Index Services LLC, which is the sponsor of the Dow Jones Industrial AverageSM, the underlying index, and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index.  CME Group Index Services LLC is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions or making any judgments that might affect the market value of your Securities.

♦
Owning the Securities is not the same as owning the constituent stocks of the underlying index — The return on your Securities may not reflect the return you would realize if you actually owned the constituent stocks of the underlying index. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities.  In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the constituent stocks of the underlying index may have.

♦
There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  MS & Co. may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

♦
Price of the Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate on the constituent stocks of the underlying index; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally; and any actual or anticipated changes in our credit ratings or credit spreads.

♦
Impact of fees on the secondary market price of the Securities — Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

♦
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities — One or more of our subsidiaries expect to carry out hedging activities related to the Securities (and possibly to other instruments linked to the underlying index or its constituent stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the level above which the underlying index must close on the determination date before you would receive a payment at maturity that exceeds your initial investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the determination date, could adversely affect the value of the underlying index on the determination date and, accordingly, the payment at maturity.

♦
Potential conflict of interest — Morgan Stanley and its affiliates may engage in business related to the underlying index or any of the underling index constituent stocks, which may present a conflict between the obligations of Morgan Stanley and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the index return of the underlying index and calculate the payment at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

♦
Potentially inconsistent research, opinions or recommendations by Morgan Stanley or UBS Financial Services Inc. — Morgan Stanley and its affiliates, or UBS Financial Services Inc. and its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the underlying index, and therefore the market value of the Securities.

Hypothetical Payments on the Securities at Maturity

The following examples and table illustrate the payment at maturity on the Securities for a range of index returns. The hypothetical examples are based on the hypothetical values set forth below to illustrate how the Securities work and do not reflect the actual initial index value.  The actual initial index value will be determined on the pricing date.

Principal amount:	$10.00
Hypothetical initial index value:	12,000
Participation rate:	100%
Maximum payment amount:	$13.10
Minimum payment amount:	$9.00

Example 1 — If the final index value is 13,800, the index return over the term of the Securities is (13,800 - 12,000)/12,000 = 15%. Because the index return is greater than zero, investors would receive a payment at maturity from Morgan Stanley equal to the sum of (A) the principal amount plus (B) the supplemental redemption amount, subject to the maximum payment amount, as calculated below:
Payment at maturity per $10 principal amount	=	$10 + supplemental redemption amount
	=	$10 + ($10 × index return × participation rate)
	=	$10 + ($10 × 15% × 100%)
	=	$11.50
Because $11.50 is less than the maximum payment amount of $13.10, the payment at maturity would be $11.50 per Security.

Example 2 — If the final index value is 16,800, the index return over the term of the Securities is (16,800 – 12,000)/12,000 = 40%. Because the index return is greater than zero but the index return of 40% exceeds 31% and therefore would result in a payment at maturity that is greater than the maximum payment amount, investors receive the maximum payment amount of $13.10 per Security.

Example 3 — If the final index value is 11,400, the index return over the term of the Securities is (11,400 – 12,000)/12,000 = –5%. Because the index return is negative, investors would receive at maturity from Morgan Stanley an amount equal to the product of (A) $10 and (B) the final index value divided by the initial index value, subject to the minimum payment amount, as calculated below:
Payment at maturity per $10 principal amount	=	$10 × (final index value / initial index value)
	=	$10 × 11,400/12,000
	=	$10 × 95%
	=	$9.50

Example 4 — If the final index value is 9,600, the index return over the term of the Securities is (9,600 – 12,000)/12,000 =–20%. Because the index return is negative, investors would receive at maturity from Morgan Stanley an amount equal to the product of (A) $10 and (B) the final index value divided by the initial index value, subject to the minimum payment amount. Because the index return of –20% would result in a payment at maturity that is less than the minimum payment amount, investors receive the minimum payment amount of $9.00 per Security.

The table below illustrates the payment at maturity (including, where relevant, the payment of a supplemental redemption amount) for a hypothetical range of index returns and does not cover the complete range of possible payouts at maturity.

Index return	Final index value	Principal amount	Payment at maturity	Return on $10 Security
100%	24,000	$10.00	$13.10	31%
90%	22,800	$10.00	$13.10	31%
80%	21,600	$10.00	$13.10	31%
70%	20,400	$10.00	$13.10	31%
60%	19,200	$10.00	$13.10	31%
50%	18,000	$10.00	$13.10	31%
40%	16,800	$10.00	$13.10	31%
31%	15,720	$10.00	$13.10	31%
30%	15,600	$10.00	$13.00	30%
20%	14,400	$10.00	$12.00	20%
10%	13,200	$10.00	$11.00	10%
5%	12,600	$10.00	$10.50	5%
0%	12,000	$10.00	$10.00	0%
-5%	11,400	$10.00	$9.50	-5%
-10%	10,800	$10.00	$9.00	-10%
-20%	9,600	$10.00	$9.00	-10%
-30%	8,400	$10.00	$9.00	-10%
-40%	7,200	$10.00	$9.00	-10%
-50%	6,000	$10.00	$9.00	-10%
-60%	4,800	$10.00	$9.00	-10%
-70%	3,600	$10.00	$9.00	-10%
-80%	2,400	$10.00	$9.00	-10%
-90%	1,200	$10.00	$9.00	-10%
-100%	0	$10.00	$9.00	-10%

Investors are exposed to the first 10% decline in the underlying index over the term of the Securities and could lose up to 10% of their initial investment.  Any payment on the Securities, including the minimum payment amount, is subject to the creditworthiness of Morgan Stanley. If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

What Are the Tax Consequences of the Securities?

The Securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the Securities, even though no interest is payable on the Securities.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Securities generally will be treated as ordinary income.  If the Securities were priced on July 6, 2011, the “comparable yield” for the Securities would be a rate of 2.5073% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a Security (assuming an issue price of $10) consists of a single projected amount equal to $10.7747 due at maturity. The comparable yield and the projected payment schedule for the Securities will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the Securities.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a Security) that will be deemed to have accrued with respect to a Security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER SECURITY)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER SECURITY) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2011	$0.1170	$0.1170
January 1, 2012 through June 30, 2012	$0.1268	$0.2438
July 1, 2012 through December 31, 2012	$0.1284	$0.3722
January 1, 2013 through June 30, 2013	$0.1300	$0.5022
July 1, 2013 through December 31, 2013	$0.1317	$0.6339
January 1, 2014 through June 30, 2014	$0.1333	$0.7672
July 1, 2014 through the Maturity Date	$0.0075	$0.7747

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the Securities for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a Security.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The Dow Jones Industrial AverageSM

The Dow Jones Industrial AverageSM

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal, which is published by Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC, as representative of the broad market of U.S. industry.  For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—Dow Jones Industrial AverageSM” in the accompanying prospectus supplement.

License Agreement between Dow Jones and Morgan Stanley

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DIJA” are service marks of Dow Jones Trademark Holdings LLC and have been licensed for use by Morgan Stanley.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—Dow Jones Industrial AverageSM—License Agreement between Dow Jones and Morgan Stanley” in the accompanying prospectus supplement.

Historical Information

The following table presents the published high and low closing values, as well as end-of-quarter closing values, of the underlying index from January 1, 2006 through July 5, 2011.  The closing value of the underlying index on July 5, 2011 was 12,569.87.  We obtained the closing values and other information below from Bloomberg Financial Markets, without independent verification.  The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2006	3/31/2006	11,317.43	10,667.39	11,109.32
4/1/2006	6/30/2006	11,642.65	10,706.14	11,150.22
7/1/2006	9/30/2006	11,718.45	10,739.35	11,679.07
10/1/2006	12/31/2006	12,510.57	11,670.35	12,463.15
1/1/2007	3/31/2007	12,786.64	12,050.41	12,354.35
4/1/2007	6/30/2007	13,676.32	12,382.30	13,408.62
7/1/2007	9/30/2007	14,000.41	12,845.78	13,895.63
10/1/2007	12/31/2007	14,164.53	12,743.44	13,264.82
1/1/2008	3/31/2008	13,056.72	11,740.15	12,262.89
4/1/2008	6/30/2008	13,058.20	11,346.51	11,350.01
7/1/2008	9/30/2008	11,782.35	10,365.45	10,850.66
10/1/2008	12/31/2008	10,831.07	7,552.29	8,776.39
1/1/2009	3/31/2009	9,034.69	6,547.05	7,608.92
4/1/2009	6/30/2009	8,799.26	7,761.60	8,447.00
7/1/2009	9/30/2009	9,829.87	8,146.52	9,712.28
10/1/2009	12/31/2009	10,548.51	9,487.67	10,428.05
1/1/2010	3/31/2010	10,907.42	9,908.39	10,856.63
4/1/2010	6/30/2010	11,205.03	9,774.02	9,774.02
7/1/2010	9/30/2010	10,860.26	9,686.48	10,788.05
10/1/2010	12/31/2010	11,585.38	10,751.27	11,577.51
1/1/2011	3/31/2011	12,391.25	11,613.30	12,319.73
4/1/2011	6/30/2011	12,810.54	11,897.27	12,414.34
7/1/2011	7/5/2011*	12,582.77	12,569.87	12,569.87

* As of the date of this free writing prospectus, available information for the third calendar quarter of 2011 includes data for the period from July 1, 2011 through July 5, 2011.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2011.

The graph below illustrates the performance of the Dow Jones Industrial AverageSM from January 1, 2006 through July 5, 2011, based on information from Bloomberg. Past performance is not indicative of future results.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the agent’s commissions (as shown on the cover page of this free writing prospectus) paid with respect to the Securities and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the stocks constituting the underlying index; in futures or options contracts on the underlying index or its component stocks listed on major securities markets; or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase or sale activity could increase the value of the underlying index on the pricing date, and therefore increase the value above which such underlying index must close on the determination date before you would receive at maturity a payment that exceeds the principal amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the determination date, by purchasing and selling the stocks constituting the underlying index; trading in futures or options contracts on the underlying index or its component stocks listed on major securities markets; or taking positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  Such hedging or trading activities during the observation period could adversely affect the value of the underlying index, and accordingly, could increase the likelihood of the final index value being less than the initial index value.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of Securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering.  We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission that will not exceed 1.25% for each Security it sells.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Securities underlying the underlying index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.